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                                                      FILED PURSUANT TO RULE 433
                                                     REGISTRATION NO. 333-145521
                                                                FEBRUARY 1, 2008

                               PRICING TERM SHEET

                          6.000% SENIOR NOTES DUE 2018

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
ISSUER:                          GATX Corporation

SECURITY:                        6.000% Senior Notes due 2018

SIZE:                            $200,000,000

MATURITY DATE:                   February 15, 2018

COUPON:                          6.000%

INTEREST PAYMENT DATES:          February 15 and August 15, commencing
                                 August 15, 2008

PRICE TO PUBLIC:                 99.448%

BENCHMARK TREASURY:              UST 4.250% due November 2017

BENCHMARK TREASURY YIELD:        3.574%

SPREAD TO BENCHMARK TREASURY:    +250 bp

YIELD:                           6.074%

MAKE-WHOLE CALL:                 T+37.5 bp

EXPECTED SETTLEMENT DATE:        February 6, 2008 (T+3)

CUSIP:                           361448 AF0

ANTICIPATED RATINGS:             Baa1 (stable) by Moody's Investors Service, Inc.
                                 BBB+ (stable) by Standard & Poor's Ratings Services

JOINT BOOK-RUNNING MANAGERS:     Citigroup Global Markets Inc.
                                 J.P. Morgan Securities Inc.

LEAD MANAGER:                    Banc of America Securities LLC

CO-MANAGERS:                     BMO Capital Markets Corp.
                                 Piper Jaffray & Co.
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Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING.

YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING CITIGROUP GLOBAL MARKETS INC. TOLL FREE AT 1-877-858-5407 OR J.P. MORGAN SECURITIES INC. AT 1-212-834-4533.